Exhibit 99.1

First Titan Corp. Acquiring AngioSoma, Inc.

Houston, Texas (June 7, 2016) – First Titan Corp. (OTCQB: FTTN) (the “Company”) is proud to announce the acquisition of AngioSoma, Inc., effective ten (10) days after the filing of a Form 14F with the SEC.  The acquisition of AngioSoma, Inc.  as a subsidiary of the Company provides diversification outside of the depressed oil & gas industry and significant upside potential with the intellectual property licensed by AngioSoma, Inc.

On June 3, 2016, the Company entered into an Agreement and Plan of Reorganization (the “Agreement”) with AngioSoma Research, Inc., a Texas corporation, a newly formed wholly owned subsidiary of the Company, AngioSoma, Inc., a Nevada corporation, and the stockholders of AngioSoma, Inc.  Pursuant to the Agreement, AngioSoma Research, Inc. will merge with and into AngioSoma, Inc., and the Company’s name will change to AngioSoma, Inc. The surviving corporation, AngioSoma Research, Inc., will be domiciled in Texas as a wholly owned subsidiary of the Company under its new name AngioSoma, Inc. The purchase price for the acquisition consists of the issuance by the Company of 20,000,000 shares of our Common Stock, par value $0.001 per share to the stockholders of AngioSoma, Inc.

Further information is available on Forms 8K and 14F filed with the US Security and Exchange Commission, available at http://www.sec.gov.

ABOUT FIRST TITAN CORP.

First Titan Corp. (http://www.firsttitanenergy.com), through its wholly owned subsidiary, First Titan Energy, LLC, is committed to the exploration and development of oil and natural gas resources around the globe. The Company continually seeks to partner with energy developers that are pursuing innovative new methods of oil and gas extraction, including the development of new technologies, cleaner methods and unconventional resources.

ABOUT ANGIOSOMA, INC.

AngioSoma, Inc. (http://www.angiosoma.com), a Texas corporation based in Montgomery, Texas, acquired the rights to Liprostin™, a Peripheral Artery Disease therapy using FDA approved Alprostadil™ packaged inside a proprietary Liposome for controlled drug release.  Phase II Clinical Trials (a-b-c) had been completed with excellent results treating intermittent claudication (pain from walking) and non-healing ulceration.  Data shows Liprostin™ is more than twice as effective as and four times faster than FDA approved drug Cilostazol™ for treating intermittent claudication.  A huge, non-healing ulceration was eliminated in 200 days. We have established our protocols and are ready to retain a Contract Research Organization to conduct Clinical Trials Phase III with the 60 patient protocol approved by the FDA, which will take approximately 12 months to complete.

NOTICE REGARDING FORWARD LOOKING STATEMENTS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT

First Titan Corporation

Sydney Jim, 702-448-8148

President and CEO

info@firsttitanenergy.com